Exhibit 10.2

EXCLUSIVE BUSINESS COOPERATION AGREEMENT

This Exclusive Business Cooperation Agreement (this “Agreement”) is entered into on September 17th, 2020 in Guangzhou, by and between:

1.	Guangzhou Huya Technology Co., Ltd. (“Wholly-owned Company”) Registered Address: Room 1301, 13 Zexi Road, Zhongcun Street (Hanxi Commerce Center), Panyu District, Guangzhou;

2.	Guangzhou Huya Information Technology Co., Ltd. (“Domestic-funded Company”) Registered Address: Room 1401, 13 Zexi Road, Zhongcun Street (Hanxi Commerce Center), Panyu District, Guangzhou

WHEREAS

(1)	The Wholly-owned Company, a wholly owned foreign enterprise registered in the People’s Republic of China (“China”), owns resources and qualification for providing technology consulting and services;

(2)	The Domestic-funded Company is a domestic-funded limited liability company registered in China;

(3)

The Wholly-owned Company agrees to provide the Domestic-funded Company with technology consulting and relevant services, the Domestic-funded Company agrees to accept technology consulting and relevant services provided by the Wholly-owned Company

(4)

The Wholly-owned Company and the Domestic-funded Company entered into an Exclusive Business Cooperation Agreement (“Original Agreement”) on July 10, 2017. Both parties now agree to replace the Original Agreement with this Agreement.

Therefore, through mutual discussion, the two parties have reached the following agreements:

Article 1 Technology Consulting and Services; Exclusive and Exclusionary Rights

1.1.

During the term of this Agreement, the Wholly-owned Company agrees to provide the Domestic-funded Company with technology consulting and services (see Appendix 1 for detailed contents) relevant to the principal business of the Domestic-funded Company (hereinafter referred to as “Target Business”) as the technology consulting and service provider, in accordance with the conditions of this Agreement.

1.2.

The Domestic-funded Company agrees to accept the technology consulting and services provided by the Wholly-owned Company. The Domestic-funded Company further agrees that unless with prior written consent of the Wholly-owned Company, during the term of this Agreement, the Domestic-funded Company shall not accept from any third party the same or similar technology consulting and services with respect to the abovementioned businesses.

Article 2 Calculation and Payment of Fees for Technology Consulting and Services (“Consulting Service Fees”)

The two parties agree that the Consulting Service Fees hereunder shall be determined and paid by the way provided in Appendix 2 hereof.

Article 3 The Two Parties’ Obligations

3.1.	Obligations of the Wholly-owned Company. In addition to the obligations provided by other provisions hereof, the Wholly-owned Company shall bear the following obligations:

(a)	provide the Domestic-funded Company with support services in an effective manner and respond promptly and seriously to the requests from the Domestic-funded Company for advice and assistance;

(b)	assist the Domestic-funded Company to prepare business plans relating to the Target Business.

(c)	assist the Domestic-funded Company to plan, design, develop and conduct the Target Business.

(d)	provide qualified service personnel to the Domestic-funded Company for providing the services specified herein.

(e)	strictly abide by its obligations under this Agreement and under any other relevant contract as a signatory.

3.2.	Obligations of the Domestic-funded Company. In addition to the obligations provided by other provisions hereof, the Domestic-funded Company shall bear the following obligations:

(a)	without the prior written consent of the Wholly-owned Company, shall not accept the same or similar support services provided by any third party;

(b)	accept all reasonable support services provided by the Wholly-owned Company and all reasonable advice related to the support services;

(c)	prepare business plan with assistance by the Wholly-owned Company;

(d)	plan, design, develop, set up and conduct the Target Business with assistance by the Wholly-owned Company;

(e)	in the event of any event that affects the normal operation of the Domestic-funded Company, the Domestic-funded Company shall inform the Wholly-owned Company promptly;

(f)	the Domestic-funded Company hereby authorizes the Wholly-owned Company or any person authorized by the Wholly-owned Company to enter the office or other business premises at reasonable times;

(g)

the Domestic-funded Company shall not take and shall take the best endeavor to cause any third party not to take any act that may have any adverse effect on the proprietorship or intellectual property enjoyed by the Wholly-owned Company in the services provided hereunder;

(h)

provide the Wholly-owned Company with any technology and other materials which are in the opinion of the Wholly-owned Company necessary or useful for provision of the services hereunder, and allow the Wholly-owned Company enter the relevant premises which are in the opinion of the Wholly-owned Company necessary or useful for provision of the services hereunder;

(i)	establish and maintain an independent unit of account for the Target Business;

(j)

operate and conduct the Target Business and other businesses of the Domestic-funded Company strictly in accordance to the business plans and the joint decisions of the Wholly-owned Company and the Domestic-funded Company;

(k)

the Domestic-funded company shall obtain written consent of the Wholly-owned Company before entering into any Material Contract with any third party; “Material Contract” refer to any written or oral contract, agreement, covenant or undertaking made with any third party either on cooperation, equity assignment, or financing, or which otherwise may affect the interests of the Wholly-owned Company under this Agreement or may cause the Wholly-owned Company to make any decision to amend or early terminate this Agreement;

(l)	to provide and manage the Target Business in an effective, prudent and legal manner, to obtain the most revenue;

(m)	assist and provide sufficient cooperation for the Wholly-owned Company in all matters necessary for effective performance of the duties and obligations hereunder by the Wholly-owned Company;

(n)

report to the Wholly-owned Company all contacts with relevant administrations for market regulation, and promptly provide the Wholly-owned Company with copies of all documents, certificates, approvals and authorizations obtained from relevant administrations for market regulation;

(o)

in order to provide the services hereunder, assist the Wholly-owned Company in developing, establishing and maintaining relations with other relevant agencies, bureaus and entities of central, provincial and local governments of China, and assist the Wholly-owned Company in obtaining all permits, licenses, approvals and authorizations required for the abovementioned work;

(p)	assist the Wholly-owned Company in handling duty-free formalities for supply of all assets and materials necessary for provision of services by the Wholly-owned Company;

(q)	assist the Wholly-owned Company to purchase equipment, materials, labor services and other services which comply with the requirements of the Wholly-owned Company at competitive prices in China;

(r)	pursuant to all relevant laws and regulations of China, conduct operation and complete all necessary formalities in connection with the operation;

(s)	provide the Wholly-owned Company with copies of relevant laws, rules, decrees and regulations of China and other relevant materials required by the Wholly-owned Company;

(t)

the Domestic-funded Company shall cause its shareholder to agree that any dividend, distribution or any other gains or benefits (regardless of the specific form) it receives from the Domestic-funded Company in capacity of its shareholder shall, at the time of realization, be paid or transferred to the Wholly-owned Company immediately and unconditionally;

(u)	strictly comply with its obligations under this Agreement and under any other relevant contracts for which it is a signatory.

3.3.

Obligations of Nonfeasance of the Domestic-funded Company. To ensure that the performance of the Domestic-funded Company of all the agreements with the Wholly-owned Company and all obligations to the Wholly-owned Company, the Domestic-funded Company undertakes to the Wholly-owned Company that, except with prior written consents of the Wholly-owned Company or other parties it designates, the Domestic-funded Company will not conduct any transaction that may materially or adversely affect the assets, businesses, personnel, obligations, rights or company operation of the Domestic-funded Company, including but not limited to the follows:

(a)	conduct any activity beyond the ordinary business operation scope of the company;

(b)	borrow or assume any debt from any third party;

(c)	change or remove any director or any senior management member of the company;

(d)	sell or acquire assets or rights to or from any third party, including but not limited to any intellectual property;

(e)	provide any third party with security interest based on its assets or intellectual property, or provide any other form of security or create any other encumbrance on the company’s assets;

(f)	amend the memorandum and articles of association of the company or change the business scope of the company;

(g)	change the company’s normal course of business or amend any material internal rules and regulations of the company; and

(h)	assign rights and obligations hereunder to any third party.

Article 4 Business Management and Staff Arrangement of the Domestic-funded Company

4.1.

The Domestic-funded Company hereby agrees to accept and strictly enforce the advices provided by the Wholly-owned company from time to time on the appointment and dismissal of employees, the day-to-day management, financial management system and other aspects of the company.

4.2.

The Domestic-funded Company hereby agrees that it will, upon the request of the Wholly-owned Company, in accordance with the procedures provided by laws, regulations and the company’s memorandum and articles of association, elect the persons designated by the Wholly-owned Company to be directors of the Domestic-funded Company, and ensure such elected directors to be elected as the chairman of the board of directors in accordance with the recommendation of the Wholly-owned Company, and appoint persons designated by the Wholly-owned Company to be the general manager, chief financial officer and other senior management members of the Domestic-funded Company.

4.3.

The abovementioned director or senior management member shall lose the qualification to hold any position in the Domestic-funded Company if he/she leaves the Wholly-owned Company, whether voluntarily or upon dismissal of the Wholly-owned Company. In such event, the Domestic-funded Company shall elect other persons otherwise designated by the Wholly-owned Company to hold such positions.

4.4.

For the purpose of Article 4.3 above, the Domestic-funded Company shall take all necessary internal and external procedures, in accordance with the provisions of laws, memorandum and articles of association and this Agreement, to complete the abovementioned dismissals and appointments.

4.5.

The Domestic-funded Company hereby agrees that, at the same time of executing this Agreement, it shall cause its shareholder to execute irrevocable voting proxy authorization letter. According to this authorization letter, the shareholder of the Domestic-funded Company will irrevocably authorize persons designated by the Wholly-owned Company to exercise its shareholder rights, and exercise all the shareholder voting rights enjoyed by the shareholder. The Domestic-funded Company shall cause its shareholder to further agree that it will change the authorized persons designated in the abovementioned authorization letter, at any time as requried by the Wholly-owned Company.

Article 5 Representations and Warranties

5.1.	The Wholly-owned Company hereby represents and warrants as follows:

(a)	the Wholly-owned Company is a company legally registered and validly existing in accordance with laws of China.

(b)

the Wholly-owned Company executes and performs this Agreement within its corporate power and business scope; it has taken necessary corporate acts and appropriate authorization, and obtained the consent and approval from third parties and governmental agencies: not in violation of any limitation under laws and contracts which are binding or influential on it.

(c)	upon execution, this Agreement constitutes legal, valid and binding obligations on the Wholly-owned Company, enforceable in accordance with the terms hereof.

5.2.	The Domestic-funded Company hereby represents and warrants as follows:

(a)	the Domestic-funded Company is a company legally registered and validly existing in accordance with laws of China.

(b)

the Domestic-funded Company executes and performs this Agreement within its corporate power and business scope; it has taken necessary corporate acts and appropriate authorization, and obtained the consent and approval from third parties and governmental agencies: not in violation of any limitation under laws and contracts which are binding or influential on it.

(c)	upon execution, this Agreement constitutes legal, valid and binding obligations on the Domestic-funded Company, enforceable in accordance with the terms hereof.

Article 6 Confidentiality

6.1.

The Domestic-funded Company agrees to make every reasonable effort to keep confidential all confidential materials and information known or obtained through acceptance of the exclusive consulting and services from the Wholly-owned Company (hereinafter referred to as the “Confidential Information”); Except with prior written consent of the Wholly-owned Company, the Domestic-funded Company shall not disclose, provide or transfer such Confidential Information. Upon termination of this Agreement, the Domestic-funded Company shall return to the Wholly-owned Company upon request or destroy any document, material or software containing the Confidential Information, and shall remove any Confidential Information from any relevant memory device and shall no longer use such Confidential Information.

6.2.	Both parties agree that this Article shall survive changes to, and rescission or termination of, this Agreement.

Article 7 Default Liabilities and Indemnification

7.1.

Default Liabilities. The parties agree and acknowledge that, if either party (the “Defaulting Party”) breaches substantially any of the provisions herein or fails substantially to perform or fails to perform on time any of the obligations hereunder, such breach or failure shall constitute a default under this Agreement (the “Default”). In such events the other party without default (the “Non-defaulting Party”) shall be entitled to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within ten (10) days of receiving the written notice of the Non-defaulting Party thereof, then the Non-defaulting Party have the rights to claim the Defaulting Party to indemnify the damages.

7.2.

Indemnification. The Domestic-funded Company shall indemnify the Wholly-owned Company in full as to any losses, damages, obligations and/or costs caused by any action, claim or other request against the Wholly-owned Company caused by or arising out of the contents of the consulting and services required by the Domestic-funded Company, and shall hold harmless any damage or loss to the Wholly-owned Company caused by the acts of the Domestic-funded Company or requests by any third party due to the acts of the Domestic-funded Company.

Article 8 Intellectual Property

8.1.

The Right to Create. The Wholly-owned Company shall enjoy exclusive and exclusionary rights and interests in any and all the rights and interests arising out of or created during the performance of this Agreement, including but not limited to the relevant proprietary rights, copyrights and other intellectual property rights, technology secrets, trade secrets and others, whether developed by the Wholly-owned Company or developed by the Domestic-funded Company based on the prior intellectual property owned by the Wholly-owned Company. The Domestic-funded Company shall execute all the documents and take all the actions necessary for making the Wholly-owned Company proprietor of such intellectual property. The Domestic-funded Company shall not challenge the Wholly-owned Company’s proprietorship of all such intellectual property. The Domestic-funded Company shall have prior written consent of the Wholly-owned Company before applying for registration or obtaining any such intellectual property by other means.

8.2.

Rights Licensing. The Wholly-owned Company may authorize the Domestic-funded Company to make use of the intellectual property rights specified in Article 8.1 on a non-exclusive basis. Such authorization and licensing matter shall be otherwise agreed in separate contracts. Without the prior written consent of the Wholly-owned Company, such licensing shall not be assigned or sublicensed to any third party.

Article 9 Effectiveness and Term

9.1.

This Agreement is executed on the date first above written and shall take effect as of such date. Unless earlier terminated in accordance with the provisions of this Agreement or relevant agreements separately executed between the parties, the term of this Agreement shall be ten (10) years.

9.2.	The term of this Agreement shall be automatically extended for ten (10) years, except the parties of this Agreement agree otherwise and enter into a separate written agreement.

Article 10 Termination

10.1.	Expiration. Unless renewed in accordance with the relevant terms of this Agreement, this Agreement shall be terminated upon expiration of the term hereof.

10.2.

Early termination. During the term of this Agreement, the Domestic-funded Company shall not early terminate this Agreement, unless the Wholly-owned Company commits gross negligence, deceitful act or other illegal act, or goes into liquidation, dissolution or termination. In the case that the Domestic-funded Company goes into liquidation or dissolution according to law, this Agreement shall terminate automatically. Notwithstanding the foregoing, the Wholly-owned Company shall has the right to terminate this Agreement at any time by a written notice to the Domestic-funded Company 30 days in advance.

10.3.	Terms after termination. The parties’ rights and obligations under Articles 6 and 7 shall survive the termination of this Agreement.

Article 11 Applicable Law and Dispute Resolution

11.1.	Applicable Law. The execution, effectiveness, interpretation and performance of this Agreement and the resolution of disputes hereunder shall be governed by the laws of the PRC.

11.2.

Dispute Resolution. In the event of any dispute arising out of or in relation to this Agreement, the parties shall first resolve the dispute through friendly negotiation. In the event that any dispute arising out of or in relation to this Agreement fails to be resolved through friendly negotiation, any of the parties may submit the relevant dispute to Guangzhou Arbitration Commission for arbitration in Guangzhou, in accordance with its Arbitration Rules. The arbitration panel shall consist of three arbitrators. The arbitration award shall be final and binding on both parties. Except provided otherwise by the arbitration award, all the costs shall be borne by the losing party. Both parties agree that the arbitration proceedings shall be confidential.

Article 12 Change of Law

After this Agreement becomes effective, if any central or local, legislative or administrative authority of China makes any changes to the provisions of any law, rule, regulation or other regulatory document at central or local level in China, including amendment of, addition to or abolishment of existing laws, regulations or other regulatory documents, or interpretation of or promulgation of implementation measures or rules for existing laws, rules, regulations and other regulatory documents (collectively referred to as the “Amendments”), or promulgation of new laws, rules, regulations or other regulatory documents (collectively referred to the “New Provisions”), the following shall apply:

12.1.

If the Amendments or the New Provisions are more beneficial to any party than the relevant laws, rules, regulations or regulatory documents in effect on the effective date of this Agreement (and the other party is not thereby seriously and adversely affected), then both parties shall promptly apply to relevant authorities (if applicable) for the benefits conferred by the Amendments or the New Provisions. Both parties shall respectively use their best endeavors to procure the application to be approved.

12.2.

If the Amendments or the New Provisions cause the economic interests of the Wholly-owned Company under this Agreement to be seriously and adversely affected, whether directly or indirectly, and the parties fail to eliminate such adverse effect on the economic interests of the Wholly-owned Company according to the provisions of this Agreement, then after the Wholly-owned Company inform the Domestic-funded Company, both parties shall negotiate promptly to make all necessary amendments to this Agreements so as to protect the economic interests of the Wholly-owned Company to the maximum extent.

Article 13 Force Majeure

13.1.

“Force Majeure Event” refers to any event which is beyond the reasonable control of one party and is inevitable even under the reasonable attention of the affected party, including but not limited to acts of God, war or riots. However, lack of credit, funding or financing shall not be considered beyond one party’s reasonable control. Where the performance of this Agreement is delayed or obstructed by any Force Majeure Event, the party affected by the Force Majeure Event shall not assume any liability hereunder for the part of performance being delayed or obstructed. The party who is affected by Force Majeure Event and seeks for discharge of performance obligations under this Agreement shall notify the other party such discharge and inform the steps to be taken to complete the performance.

13.2.

The party affected by the Force Majeure Event shall not therefore assume any liability hereunder. However, only where the affected party uses its reasonable best endeavor to perform this Agreement, may this party be waived of such performance obligation, and only within the scope of the part of performance being delayed or obstructed. Once the reasons for such waiver of responsibility are rectified and remedied, the parties agree to use the best endeavors resume performance under this Agreement.

Article 14 Miscellaneous

14.1.

Notice. The notice under this Agreement shall be delivered by the ways of hand delivery, fax or registered mail. If the notice is delivered by the way of registered mail, then the date of signature recorded on the receipt of the registered mail shall be the delivery date. If sent by the ways of hand delivery or fax, then the date it is sent shall be the delivery date. Upon delivery of the way of fax, the original document of the notice shall be delivered by the way of registered mail or hand delivery immediately afterwards.

14.2.

Further Assurance. Either party agrees to promptly execute documents that are reasonably necessary for the performance of the provisions and purposes of this Agreement and take further actions that are reasonably necessary or beneficial to the performance of the provisions and purposes of this Agreement.

14.3.

Entire Agreement. Except for any written amendments, additions or modifications made after the execution of this Agreement, this Agreement constitute the entire agreement among the parties in respect of the subject matters of this Agreement and supersedes all previous oral agreements or written negotiations, representations and contracts relating to the subject matters of this Agreement, including but not limited to, the Original Agreement.

14.4.	Headings. The headings of this Agreement are for convenience only, and in no circumstances shall be used to explain, interpret or otherwise affect the meaning of the provisions of this Agreement.

14.5.	Taxes and Fees. Either party shall be responsible for its own taxes and fees incurred for execution and performance of this Agreement.

14.6.	Assignment of Agreement. Except with prior written consent by the Wholly-owned Company, the Domestic-funded Company shall not assign its rights and obligations under this Agreement to any third party.

14.7.

Severability of Agreement. If at any time any provision or provisions of this Agreement become invalid or unenforceable for contradiction with relevant laws, the provision is invalid or unenforceable only within the scope of such relevant laws and shall not affect the legal effects of the remaining provisions.

14.8.

Waiver of Rights. Any of the parties may waive its rights under terms and conditions of this Agreements, provided that the waiver is only effective in writing and with the other party’s consent. A waiver by a party in respect of a breach of contract by the other party shall not be constructed as a waiver of similar breaches in other cases. Notwithstanding the aforesaid, either party is entitled to waive any of its rights at its sole discretion.

14.9.

Amendments and Supplements. Any amendments or supplements to this Agreement shall be made by the parties in writing. Amendment agreements or supplemental agreements in relation to this Agreement duly signed by the parties shall constitute part of this Agreement and shall take same effect as the original agreement.

14.10.	Agreement Copies. This Agreement shall be made into two copies in Chinese, the Wholly-owned Company and the Domestic-funded Company shall each have one copy.

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Therefore, in witness whereof, both parties execute this Agreement on the date first above written.

Guangzhou Huya Technology Co., Ltd. (Seal)
[Company seal is affixed]

Signature:	/s/ DONG Rongjie
Name:	DONG Rongjie
Title:	Legal Representative

Guangzhou Huya Information Technology Co., Ltd. (Seal)
[Company seal is affixed]

Signature:	/s/ DONG Rongjie
Name:	DONG Rongjie
Title:	Legal Representative

[Signature Page of Exclusive Business Cooperation Agreement]

Appendix 1: Content List of Technical Consulting and Services

The Wholly-owned Company will provide the Domestic-funded Company with the following technology consulting and services:

(1)

Conduct research and development on relevant technologies needed for the business of the Domestic-funded Company; including developing, designing and producing database software, user interface software and other relevant technologies for relevant business information; and license them to the Domestic-funded Company;

(2)

Provide application and implementation of relevant technology for operation of the Domestic-funded Company’s business, including but not limited to the integral system design plans, installation and debugging of the system and trial operation of the system;

(3)

Take charge of routine maintenance, monitoring, debugging and troubleshooting of computer and network hardware and software equipment (including information database) of the Domestic-funded Company, including timely input of user information into the database or timely update of database based on other business information provided by the Domestic-funded Company at any time, and regular update of user interface, and provide other relevant technical services;

(4)

Provide the Domestic-funded Company with advisory services on procurement of relevant equipment and software and hardware systems necessary for conducting network operation, including but not limited to providing advisory suggestions regarding various instrument software, selection of application software and technology platforms, system installment and debugging, and the selection, model, performance and other aspects of all kinds of hardware equipment and devices which match the system;

(5)

Provide the staff of the Domestic-funded Company with appropriate training and technology support and assistance, including but not limited to: providing the Domestic-funded Company and its staff with appropriate training, including training with respect to customer service or technology and other aspects; introducing the Domestic-funded Company and its staff knowledge and experience on installment, operation and other aspects of the system and equipment, assisting the Domestic-funded Company in solving problems arising from time to time out of installment and operation of the system and equipment; providing the Domestic-funded Company with consultation and suggestions on other online editing platforms and software operation, assisting the Domestic-funded Company in compiling and collecting various types of information contents;

(6)	Provide technology consulting and technology solutions to technical questions regarding network equipment, technical products and software of the Domestic-funded Company;

(7)	Provide other technology service and consulting as required by the operation of the Domestic-funded Company.

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Appendix 2: Methods for Calculating and Paying for Technology Consulting and Service Fees

1.	The amount of service fee shall be determined based on the following elements:

(1)	the technical difficulty and the complexity of consulting and management services;

(2)	the time needed for providing such technology consulting and management services by the Wholly-owned Company; and

(3)	the specific content and business value of the technology consulting and management services.

2.

The Wholly-owned Company will issue bills on a quarterly basis according to the workload and business value of the technology services it has provided however to the Domestic-funded Company, and according to the price agreed by both parties, and the Domestic-funded Company shall pay the Wholly-owned Company the amount of consulting and service fee in accordance with the date and amount specified by the bills. The Wholly-owned Company has the right to adjust at any time the standard of the consulting and service fee according to the amount and contents of the consulting services it has provided to the Domestic-funded Company.

3.

The Domestic-funded Company shall establish and implement an accounting system and prepare its financial statements, pursuant to relevant laws, regulations and accounting standards of China. If the Wholly-owned Company requires, the Domestic-funded Company shall prepare additional financial statements pursuant to the Generally Accepted Accounting Principles and other accounting standards otherwise required by the Wholly-owned Company. The Domestic-funded Company shall, within 15 days after the end of each calendar month, provide the Wholly-owned Company with the financial statements, operation records, business contracts and financial materials of the Domestic-funded Company and other reports required by the Wholly-owned Company, so as to enable the Wholly-owned Company to calculate, in accordance with the aforementioned provisions, the amount of service fee which the Domestic-funded Company shall pay to the Wholly-owned Company. The Wholly-owned Company has the right to audit, in any working hours, all the financial statements and other relevant information of the Domestic-funded Company, provided that a prior notice shall be given to the Domestic-funded Company in a reasonable time. If the Wholly-owned Company suspects the financial materials provided by the Domestic- funded Company, it may appoint reputable independent accountants to audit relevant materials, and the Domestic-funded Company shall cooperate.

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